Exhibit 5.1

                                 Kevin M. Murphy
                                 Attorney at Law
                                 6402 Scott Lane
                              Pearland, Texas 77581
                                 (281) 804-1174
                             info@kevinmurphylaw.com

                                January 30, 2013

Mr. J. Michael Page, President
Perkins Oil & Gas, Inc.
1445 Marpole Avenue #409
Vancouver, BC V6H 1S5

Re: Perkins Oil & Gas, Inc., Form S-1 Registration Statement

Mr. Page:

I refer to the above-captioned registration statement on Form S-1 ("Registration Statement") under the Securities Act of 1933, as amended ( "Act"), filed by Perkins Oil & Gas, Inc., a Nevada Corporation ("Company"), with the Securities and Exchange Commission. The Registration Statement related to the offering of 5,000,000 shares of the Company's common stock ("Common Stock"). Such shares are to be issued under the Registration Statement and the relating prospectus to be filed with the Commission. The details of the offering are described in the Registration Statement on Form S-1.

I have examined the copies of such records of the Company, certificates of officers of the Company, as a basis for the opinion hereinafter expressed. In such examination, I have assumed the genuineness of all signatures, the authenticity of all documents submitted to me as certified copies or photocopies and the authenticity of the originals of such documents. Based on my examination mentioned above, I am of the opinion that 5,000,000 shares of common stock to be offered and sold are duly authorized shares of common stock will, when sold, be legally issued, fully paid and non-assessable.

I hereby consent to the filing of this opinion as an Exhibit to the Registration Statement and to the reference to my firm under "Interest of Named Experts and Counsel" in the Registration Statement.

Sincerely,


/s/ Kevin M. Murphy
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Kevin M. Murphy